Exhibit 99.1

NEWS RELEASE
	Contacts:	Gregg Piontek Senior Vice President & Chief Financial Officer Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE

NEWPARK RESOURCES PROVIDES OPERATIONAL AND FINANCIAL UPDATE
Company Announces Cost Actions in Response to Market Conditions

THE WOODLANDS, TX - April 8, 2020 - Newpark Resources, Inc. (NYSE: NR) (“Newpark” or the “Company”) today provided an operational and financial update and announced actions the Company has taken in response to the ongoing COVID-19 situation and the recent drop in oil and gas prices.
Paul Howes, Newpark’s President and Chief Executive Officer, stated, “Our immediate focus remains on the health and safety of our employees, their families, and the communities where we live and work, while diligently supporting our customers’ global operations. However, the significant pullback in U.S. customer drilling plans requires us to take swift actions to right size our business for the new market reality, including reducing operating expenses and capital expenditures to help ensure continued free cash flow generation.”
The following specific actions taken to-date have focused primarily on operations supporting the deteriorating U.S. land oil and gas market:

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The implementation of cost reduction programs, including workforce reductions, the suspension of the Company’s matching contributions to its U.S. defined contribution plan, and temporary salary reductions effective April 1, 2020 for a significant portion of U.S. employees, including a 15% cut to the salaries paid to executive officers and the annual cash retainers paid to all non-employee members of the Board of Directors;

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The initiation of additional actions to further reduce the operational footprint of the Fluids Systems business in U.S. land, to better align the Company’s cost structure with expected declines in market activity levels; and

•	The elimination of all non-essential capital investments, which reduces our expected full year 2020 capital expenditures to approximately $15-$20 million.
Howes continued, “With the 17% decline in U.S. land market rig count over the past three weeks, along with the market uncertainty and logistical limitations associated with COVID-19 impacting the timing of product sales in our Mats & Integrated Services business, our first quarter 2020 consolidated revenues are expected to be approximately $165 million. Looking forward, we expect revenues from U.S. land E&P markets will decline in the near term, driven by the anticipated reductions in E&P drilling and completion activity.
“Looking beyond the COVID-19 disruptions, consistent with our historical experience, we expect our Fluids Systems business units in the Gulf of Mexico and international markets will demonstrate greater stability than U.S. land, benefitting from our IOC and NOC customer base. With roughly half of our Fluids Systems segment revenue generated outside of U.S. land, our global footprint provides us with improved revenue stability to help navigate the volatile U.S. land market environment.

“Within the Mats & Integrated Services segment, our diversified market presence provides the opportunity for revenue growth outside of the deteriorating E&P markets, as we seek to build upon the $110 million of segment revenues derived from the Energy Infrastructure and other non-E&P markets in 2019. We have been extremely pleased with our progress in penetrating the Energy Infrastructure market, and as we look beyond the immediate COVID-19 impact on industrial power demand, we expect activity will remain robust, particularly in the utility transmission and distribution sector,” added Howes.
“We entered 2020 with a strong balance sheet, available liquidity under our credit facility, and meaningful opportunities to reduce our working capital, positioning us well to settle our convertible notes that mature in December 2021. As part of our balance sheet management plans, we repurchased $14.5 million of convertible notes during the first quarter of 2020, reducing the December 2021 obligation to $85.5 million as of March 31, 2020,” concluded Howes.
The Company ended the first quarter of 2020 with a cash balance of approximately $49 million and a total debt balance of approximately $163 million, which includes the remaining $85.5 million of convertible notes maturing in December 2021.
The Company plans to report first quarter 2020 results after the market closes on May 5, 2020, followed by the subsequent earnings conference call the morning of May 6, 2020. Complete details will be provided in a subsequent release.
Newpark Resources, Inc. is a worldwide provider of value-added fluids and chemistry solutions in the oilfield, and engineered worksite and access solutions used in various commercial markets. For more information, visit our website at www.newpark.com.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical facts are forward-looking statements. Words such as “will,” “may,” “could,” “would,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These statements are not guarantees that our expectations will prove to be correct and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2019, as well as others, could cause actual plans or results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the worldwide oil and natural gas industry; our customer concentration and reliance on the U.S. exploration and production market; our international operations; our ability to attract, retain and develop qualified leaders, key employees and skilled personnel; the availability of raw materials; our cost and continued availability of borrowed funds, including noncompliance with debt covenants; operating hazards present in the oil and natural gas industry and substantial liability claims, including catastrophic well incidents; our ability to execute our business strategy and make successful business acquisitions and capital investments; our market competition; our contracts that can be terminated or downsized by our customers without penalty; our product offering expansion; our compliance with environmental laws and regulations; our legal compliance; the inherent limitations of insurance coverage; income taxes; the potential impairments of goodwill and long-lived intangible assets; technological developments and intellectual property in our industry; severe weather, natural disasters, and seasonality; cybersecurity breaches or business system disruptions; the impact of the COVID-19 global pandemic; and fluctuations in the market value of our publicly traded securities. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities laws. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com. Certain financial and operating results included in this press release, including cash, debt and revenues, are based on estimated results. These estimated results are subject to change upon completion of the Company’s unaudited financial statements for the three months ended March 31, 2020, and changes could be material.

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